As filed with the Securities and Exchange Commission on May 11, 1999
                                               Registration No.__________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES

         Pursuant to Section 12(b) or (g) of the Securities Exchange Act
                                     of 1934


                          EURO TRADE & FORFAITING, INC.
             (Exact name of registrant as specified in its charter)


            UTAH                                                87-0571580
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)


             4835 NORTH O'CONNOR, SUITE 134-136 IRVING, TEXAS 75062
              (Address of principal executive officers) (Zip Code)


Registrant's telephone number, including area code: (817)267-1866


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class               Name of each exchange on which
         to be so registered               each class is to be registered

                N/A                                      N/A


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.001 per share
                                (Title of Class)

                          EURO TRADE & FORFAITING, INC.

                                     FORM 10

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ITEM 1.     Business...........................................................3

ITEM 2.     Financial Information.............................................15

ITEM 3.     Properties........................................................23

ITEM 4.     Security Ownership of Certain Beneficial
              Owners and Management...........................................24

ITEM 5.     Directors and Executive Officers..................................25

ITEM 6.     Executive Compensation............................................26

ITEM 7.     Certain Relationships and Related Transactions....................27

ITEM 8.     Legal Proceedings.................................................27

ITEM 9.     Market Price of and Dividends on Registrant's
              Common Equity and Related Stockholder Matters...................27

ITEM 10.    Recent Sales of Unregistered Securities...........................28

ITEM 11.    Description of Registrant's Securities to be
              Registered......................................................29

ITEM 12.    Indemnification of Directors and Officers.........................30


ITEM 13.    Financial Statements and Supplementary Data.......................31

ITEM 14.    Changes in and Disagreements with Accountants
              on Accounting and Financial Disclosure..........................31

ITEM 15.    Financial Statements and Exhibits.................................32

Signatures  .................................................................S-1



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

                                     FORM 10

ITEM  1.   Business

History of Business

         Euro Trade & Forfaiting, Inc. (the "Company") was incorporated as Rotunda Oil and Mining, Inc. on November 19, 1980 under the laws of the State of Utah. The Company was originally formed to engage in the oil and gas, uranium and hard rock mining business for profit. Within approximately two years, the Company abandoned its pursuit of mining interest and remained inactive for several years. In approximately 1996, the Company became engaged in the development of the "Gas Hands" product. Gas Hands is a moist towelette to be sold at gasoline service stations and convenience stores and is used to remove and clean gasoline odors and residue from the customers' hands as they refuel. The Company entered into a license agreement with the inventor of Gas Hands and in September 1997, sold an exclusive distributorship for the product in the Nevada and Arizona markets. However, in 1998 the project was abandoned and all rights to the Gas Hands product were assigned by the Company.

         On November 20, 1998 the Company entered into an Acquisition Agreement and Plan of Reorganization (the "Agreement") with Euro Trade & Forfaiting Company Limited, a privately held limited company based in, London, England ("Euro Trade Limited"). Pursuant to the Agreement, the Company acquired 100% of the capital stock of Euro Trade Limited for 11,000,000 shares of Company's authorized but previously unissued common stock. The acquisition was accounted for as a recapitalization of Euro Trade Limited and all of Euro Trade Limited's common shares were converted into shares of the Company. Euro Trade Limited became a wholly owned subsidiary of the Company and the Company also changed its name to Euro Trade & Forfaiting, Inc.

         Euro Trade Limited was organized in the United Kingdom on February 25, 1997, for the purpose of servicing trade financing activities in the business world. Euro Trade Limited's core business is based on non-recourse financing of trade receivables. Euro Trade generates revenues by arranging and taking into its portfolio non-recourse trade finance transactions and selling them into the secondary market. These receivables are known as "forfaiting assets."

         Euro Trade Limited was originally founded primarily to service the $1.5 billion trade finance requirements of its founding shareholders. In February 1997 Multikarsa Investama ("Multikarsa") established Euro Trade Limited with a capitalization of $25 million dollars. Multikarsa is a holding company with interests in many international companies. Euro Trade Limited's founders



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intended that business not only would support the import-export  requirements of companies wherein Multikarsa had a financial interest, but also develop a separate trade finance activity. When the problems of the Asian emerging market economies developed in the third and fourth quarters of 1997, Euro Trade Limited shifted its focus to trade finance activity, drawing increasingly on the contacts and trade finance experience of its management team.

         Upon the closing of the Agreement and the exchange of 100% of the shares of Euro Trade Limited for the Company's common stock, Multikarsa assigned all rights to its shares to two separate investment companies, Collingwood Investments Limited, a Bahamas company, and North Cascade Limited, a British Virgin Island company. Thereafter, Multikarsa, as an entity, had no direct ownership or management control in the Company.

Description of Business

         The Company's primary business is trade finance. The Company employs banking professionals with experience across a broad range of disciplines. These professionals structure customized trade finance solutions for the Company's clients, both importers and exporters. The Company is actively engaged in the business of forfaiting trade receivables (see below), arranging debt for equity swaps and debt for commodity swaps.

         Although the Company's central businesses are in structured and non-recourse trade financing of trade receivables, it has also begun refinancing distressed trade debt held by international banks and financial institutions. The Company has arranged and closed transactions exceeding $200 million since it commenced dealing in trade receivables in 1997. Management believes that the Company was not affected as severely as many of its competitors by the deterioration in world economic conditions during 1997 and 1998. However, the economic events did cause management to lower market valuations of some of some of the assets it held, and made loss provisions of $5.7 million in 1998.

         Services provided by the Company are detailed below.

         Forfaiting

         The Company's primary business is forfaiting. Forfaiting involves the refinancing of trade receivables on a discount basis without recourse to the previous holder. This financial service is available in all major currencies for export contracts in excess of $250,000. Depending on transaction parameters, such as country and bank risk, the financing periods range between a few months and several years.

         The Company's primary market forfaiter is responsible for all normal due diligence including documentary checks, and for ensuring that the transaction is a bona fide and negotiable transaction. Forfaiting requires the participants to act as principals and not brokers. This is necessary because of the documentary complexity of each transaction and the impossibility of matching buyers in the secondary market and sellers in the primary market in a time efficient fashion.

         The forfaiting market relates more to the individuals involved than to the corporate or banking entities for whom they work. The Company estimates that 300 organizations, mainly international banks with departments of between five and twenty people, participate in this aspect of trade finance. Bills of exchange or promissory notes, referred to as assets, are placed in the secondary market with over 1,000 banks and similar financial institutions participating worldwide.

         Forfaiting is based on non-recourse financing of trade receivables. Non-recourse, in this instance, means that each purchaser of the assets in turn relies on the ultimate obligor and gives up the right normally associated with trade finance of having recourse to the previous holder. Its principal characteristics are as follows:

* Transactions are normally comprised of bills of exchange drawn and accepted under a letter of credit or promissory notes issued by an importer. Bills of exchange are negotiable instruments drawn on the importer/obligor by the exporter and returned to the exporter as the payment mechanism for the underlying obligation of the importer. The usual size of transaction ranges from $l,000,000 to $5,000,000.

* Bills of exchange or promissory notes are normally "avaled" by the importer's bank. An aval is a guarantee, usually a bank guarantee that is separate from the underlying trade contract. Bills of exchange are usually issued in hard currencies such as U.S. Dollars, Deutsch Marks and other recognized currencies.

*        A series of notes are issued in relation  to each  export  transaction.
         These notes typically mature at six monthly intervals over periods from six months to five years. Due to increasingly difficult market conditions, the Company trades in shorter term trade letters of credit, generally six to twelve months.

* Bills of exchange or promissory notes are priced relative to the average life London Interbank Offering Rate (LIBOR), plus a margin to reflect the credit risk and are discounted through maturity. This is an imperfect market however, and two-way prices are not quoted.

         Income from forfaiting comes from fees relating to the negotiation of the transaction and capital gains on the sale of the assets. Capital gains are the result of an improvement in the perceived credit risk or because of a downward movement in interest rates during the period the assets are held in the portfolio. The Company also earns a yield over and above the carrying costs of the assets to maturity. The Company, through its team of professional bankers, believes that it has established good relationships with banks and corporations in Europe and the Far East.

         Structured Trade and Commodity Finance

         The Company's other core business is the pre-export and specialized financing of commodities to well established small and medium size trading companies. The Company may arrange financing for trade from and to countries where traditional trade financing arrangements are not available.

         The Company works with traders and manufacturers world-wide to provide 'pre' and 'post' shipment financing in emerging markets. Pre-shipment financing, short-term funding to finance the inventory and production costs includes tolling facilities, pre production finance, ex-works, on rail, in-warehouse and on-board financing. The Company also participates in structured trade and commodity transactions with banks and financial institutions.

         Trade finance is an area of economic activity that has enjoyed consistent growth over the last 50 years. However, the Company's management knows of no statistics on this part of the trade finance market reflecting either the volume of transaction or the market share of individual participants. In the 1960's and 1970's the source of bills of exchange or promissory notes in this market was from capital goods' exporters in Europe. These assets entered the secondary market either through the exporter's bank, or in some countries, through brokers. In recent years the market has developed to source paper from the developing markets and to deal with other forms of financial transactions not necessarily trade related. Trade finance is unregulated in the United Kingdom, and is less subject to rescheduling when a creditor country has external payment problems. Furthermore, trade related assets are usually priced at a premium, compared to other financial assets with a similar risk profile.

         Distressed Debt Refinancing

         The Company has launched a program to arrange the purchase of prime bank obligations at prices significantly higher than their present market value. The primary purpose of these purchases is for swapping into equities or commodities that the Company has purchased at a deep discount to the market. The difference between the purchase price for the prime bank obligations, although greater than the normal market value, and the sale or swap price at current market value of the basket of equities or commodities which the Company obtained at lower prices, generates the profit margin for the Company.

Market Background

         Management believes that it is generally known that since the autumn of 1997, the global economy has experienced tremendous turmoil. This has especially effected the emerging markets. Many analysts forecast that, in the coming year there will be a slowdown in economic growth for both the developed and the developing markets. This can already be seen in the reduction in capital goods' exports from the stronger economies to the emerging markets. Also, many emerging market exporters have been impacted and are experiencing a sharp fall in their export prices. The major world financial markets reflect these events and international financial institutions, such as the International Monetary Fund ("IMF") and the World Bank, have only a limited ability to deal with the problems created in the current economic climate. Adding to the uncertainty is the introduction of a major New World currency, the Euro.

Market Outlook

         The Company's management believes that there is an increasing need for banking institutions to support the stability of developed and developing economies and help maintain their most important trade relationships. As the distressed emerging economies seek to trade their way out of recession, they will put particular emphasis on building and maintaining solid trade finance facilities. Meanwhile there has been a reduced interest in emerging market financial paper in banking and equity investment institutions. This is expected to remain at a reduced level for at least the next year.

         The Company believes the likelihood of reduced interest rates in several of the major currencies will increase, as the fear of inflation becomes less of a concern than the stability of the financial markets. Investment in emerging markets will continue to be revalued at lower levels, and should therefore give rise to higher yields. Many banks in emerging markets are likely to sell their international assets to increase their liquidity as they face the need to make higher provisions on their domestic loan portfolios. Primary commodity exporters in particular will need to manage their liquidity more stringently.

         In countries such as Japan and Korea, capital goods' exporters and their banks may seek to liquidate some of their trade receivables in order to provide working capital for their ongoing businesses.

Employees

         As of the date hereof, the Company employed eight full-time individuals, consisting of one executive officer, three market traders and four office staff personnel. In addition to its full-time employees, the Company may use the services of consultants on a contract basis as necessary. Management considers the relations between the Company and its employees to be good.

Competition

         To the best knowledge of the Company, the only other publicly held company in this market is London Forfaiting Company PLC. This company has a capital base of over $264 million, a staff of 200 and turnover in 1998 of about $2.8 billion. This company is the only public source of financial information in this industry and is arguably the biggest participant. Other major competitors in this market include Standard Bank London Ltd., Westdeutsche Landesbank (formerly West Merchant Bank), HSBC and Deutsche Bank.

Proposed Developments

         The Company has existing contacts in the primary market and distribution to the secondary market for both of its core businesses, structured trade and commodity finance and non-recourse finance. The Company intends to apply its skills in trade finance selectively to both expand these core businesses and develop new niche businesses that have been identified as natural extensions of the core business. Management believes that these developments would:

* Take advantage of the present world economic situation and the existing perceived weakness of the competition, to develop the primary market penetration of the core businesses. This would give the Company the opportunity to earn higher fees and capital gains by dealing direct with capital goods' and commodity exporters in countries where the local banking system may be too illiquid to provide more traditional methods of financing. Initially the Company would market direct from

         London to the European market and establish regional offices to identify and develop relationships with exporters in Asia and the Americas. These regional offices would also establish relationships with a limited number of local banks and brokers with good local corporate contacts. As a first step, the Company is presently negotiating a joint venture in the Far East.

* Develop the structured trade and commodity finance operation concentrating on both high value products and markets where traditional finance methods are not available. Management will focus on established smaller and medium sized trading companies and undertake only the most secure transactions. Transactions, such as pre-export finance and countertrade can lead to high margin banking returns and fee income. However these transactions are often complex and require flexible and innovative financing arrangements.

* Enable the Company to purchase trade receivable assets at favorable prices from distressed banks in certain developing countries and liquidate these investments, either through arranging structured trade finance deals or undertaking debt/equity swap business. This is similar to re-scheduled debt developed in Latin America and Poland during the mid 1980's. This business may concentrate initially on countries such as Indonesia where the Company has strong existing relationships. Although many of these activities are primarily fee generating, profits will also be made from participating in the underlying transactions. The Company has been advised that its core businesses do not require supervision from the Financial Services Authority. However some of the proposed development activities may require clearance from or supervision by the United Kingdom regulatory authorities.

Operations and Finance

         Management believes that it is important to maintain a system of internal controls to manage and communicate with the Company's traders. An experienced trader in the Company can complete an average of about two transactions per week. Speed of reaction to change and new business inquiry is a key ingredient to success in this market, which requires short reporting lines and a pro-active credit research function.

         The Company's trading teams use their skills and experience to source, price and structure transactions and to develop secondary market buyers. This ability to place an asset in the secondary market plays an important part in reducing many of the risks associated with carrying the assets in the portfolio, including asset concentration and interest rates.

         The potential profitability of the Company's transactions are influenced by the credit research function. In addition to reviewing "counterparty" (a buyer or seller of assets or obligations with another party) and individual credit risks, credit research maintains a constant review of emerging market risks. Researchers must be able to identify improving and/or deteriorating economic situations to ensure that purchases and sales of assets are made in a timely fashion. Also, in order to minimize interest rate risk, researchers also provide advice on the interest rate outlook for the world's major currencies.

         Trading limits, internal controls and accounting principals that have been adopted by the Company are similar to those applicable to a small merchant bank. Valuation of assets in the Company's portfolio, which assets are typically unquoted and trade only in a limited market, necessarily depends on input from the Company's directors. Management must also keep current internal financial information concerning the Company's business including normal budgeting procedure and production of daily and monthly management accounting data.

         The size of the Company's portfolio varies considerably from month-to-month depending on both deal flow and the Company's views on the interest rate and macro economic outlooks. Management believes, base on past experience, that in the primary market, the holding period for assets is often two to three months before an asset can be safely and profitably sold. This reality determines the minimum level of the Company's portfolio. Size of the portfolio is also constrained by the need to act within prudent leverage limits.

Risk Management

         General

         Trade finance is one of the oldest banking finance activities. Risks associated with the Company's business are those most usually associated with and undertaken within a bank. Therefore, control mechanisms for monitoring and limiting these risks are based on controls that would be expected of a small merchant banking operation. However it must be emphasized that due to the trading nature of the Company's business, it must rely on its speed of reaction to customer inquiry and changes in market conditions to achieve profitability. These prerequisites require a flexible management structure with short reporting lines.

         Because the Company is not a deposit taking institution and trades only with professional counterparties, the Financial Services Authority's ("FSA") banking supervision department does not monitor its business. In the event the

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Company  begins  dealing in financial  instruments  such as bonds and  equities,
management   believes  that  the  Company's  business  would  become  under  the supervision of the FSA.

         Risk Categories

* Transactional. Non-recourse trade finance purchases are frequently made "subject to documentation" and sometimes pay under reserve before the documentation is finally approved. This requires the Company to have good technical skills, financial reliability and probity of its counterparties. It is also common practice to commit to purchase a transaction from an exporter at a pre-determined rate of interest and to hold the commitment open for a period to allow the exporter to negotiate its contract with the importer. These commitments are fee earning and require the Company to take an informed view of the interest rate outlook in the particular currency concerned. The primary forfaiter also has the duty to know his customer and ensure that the underlying transaction is bona fide. In the event of fraud, the "non-recourse" element of the transaction is nullified and each party may proceed against the person from whom they purchased the commitment. Each transaction has different documentation covering such matters as the importer's legal right to import the equipment and to finance the deal. The primary forfaiter will need to check the importer's bank's ability to guarantee the transaction and the confirmation that the financial obligation of the importer and his bank are abstract from the performance of the underlying contract for delivery of goods.

* Portfolio Management. The Company's portfolio of trading assets is made up of bills of exchange, promissory notes and other negotiable trade finance instruments denominated in "hard" currencies. The great majority of these instruments are purchased on the basis of discounting through to maturity for periods of six months to five years. Prudent management demands that currency and interest rate risks are minimized. The Company assesses these credit risks on a daily basis to ensure that the it buys into improving risk categories and sells assets in potentially deteriorating categories early to avoid potential illiquidity. In addition to the day-to-day maintenance of the trading assets portfolio, it is necessary to maintain adequate liquidity to purchase new transactions as they arise. Although the Company's capital base provides underlying funding for the portfolio, it is important to maintain adequate funding facilities to permit prudent planning for such an operation. Management believes that this is approximately three times its capital and reserves. In difficult market conditions, it may be necessary to seek secured credit lines or to maintain a higher level of short-term liquidity.

* Contingent Liabilities. It is common market practice from time-to-time to issue confirmations of letters of credit and to enter into "repo" facilities with other market participants to borrow or lend transactions. These reciprocity arrangements make it possible for the parties to spread and share the risk. Such arrangements are only entered into with known and reliable counterparties.

* Structured Trade Finance. This activity is primarily fee based and therefore less reliant on using the Company's balance sheet. Many of the transactions are secured by cash deposits, liens over the assets being financed, or a third party letter of credit. However, the business does involve the Company in several contingent liabilities related to both the clients' management skills and experience in performing their contractual obligations and the reliability of the documentation.

         Internal Controls

* Transaction Approval. All existing or potential new counterparties are subjected to a credit approval procedure by the Company's research department. Credit limits are then established for the counterparty. These limits will be authorized by two signatories including one from the research department and at least one other designated signatory. A form will evidence each inquiry concerning a potential transaction. All written indication quotations in response to an inquiry must be signed by at least two designated signatories. All firm quotes must be signed by at least one designated signatory and may only be given after the credit has been approved (see below). After the purchase of the transaction has been approved and the commitment confirmed to the seller by at least one designated signatory, the underlying internal accounting documentation must be signed by at least two designated signatories. All correspondence confirming the sale of assets must be signed by at least one designated signatory.

* Credit. All new deal "inquiries" are copied to the credit research department for appraisal. In the highly competitive non-recourse market, speed of response to inquiries is critical to success in bidding for transactions. The three main areas of risk to be appraised are (i) country risk, (ii) bank risk, and (iii) on an infrequent basis, corporate risk. Credit limits are established for certain countries and for banks within those countries to provide the trading desk with guidelines for transactions up to a certain size. The research facility has access to up-to-date information regarding current situation in all relevant countries and maintains a database on banks within those countries. This information is augmented by the appointment of selected advisors covering countries of particular interest and by regular appraisal visits. Once the creditworthiness of a transaction is investigated, the trading team approves the transaction and then the head of trading must approve the transaction based on salability. This procedure is designed to guard against an illiquid portfolio.

* Structured Trade Finance. The credit research department analyzes each transaction and the individual risk components are assessed. Research of the prospective transaction, a designated signature from the trading team and credit approval must be completed before a commitment is made to the client.

* Portfolio Management. The research department maintains a continuous review of all risks pertaining to the portfolio as well as an active review of emerging markets generally. They seek to identify as early as possible both improving and deteriorating risks and advise the trading team accordingly. Country and bank credit limits for the trading team are adjusted on a day-to-day basis and authorized in writing by the head of research and a designated signatory. All new inquiries are evaluated against existing portfolio assets as to profitability. The interest rate risk arising from the fixed interest nature of the portfolio assets are minimized both by constant turnover and, where deemed prudent, by entering into interest rate swaps or forward rate agreements for the relevant currencies. The heads of trading and research make decisions on interest rate swaps and forward rate agreements on a day-to-day basis and, currencies are considered in light of interest rate trends. Management believes that it is not cost effective to hedge the portfolio. All currency exposure on the portfolio is matched daily either through borrowings or through currency swaps. The Board reviews the outstanding commitments to purchase new deals, on a daily basis to ensure that adequate room exists in the portfolio to fulfill these obligations. This may require existing assets to be sold. The Board also needs to ensure that adequate liquid resources exist to finance the purchase of new deals in all market circumstances.

* Treasury. The trading team is informed daily of upcoming asset purchases and sales in order to plan the necessary financing and foreign exchange cover. The treasury back-up team checks all treasury transactions initiated by the treasurer. Confirmations of individual treasury transactions are sent to counterparties daily. All payment and receipt instructions are confirmed by a secure coded telex and independently checked by a signatory outside the treasury requirements. The accounts department provides daily treasury position sheets. The treasury back up team reconciles the bank accounts on a weekly basis which requires a designated signatory.

         Finance

         The basis of the production of all day-to-day management accounting information relating to the trading activities is the "Rohirst" (trade name) software program. This program has been developed to not only undertake the onerous calculations needed to price the purchase and sale of deep discounted assets, but also to provide daily summaries of the following:

* Detailed listing of deals by obligator including exposure reports.

*        Interest accruals on both assets and borrowings.

*        Control account summaries.

         Maturity Reports Covering Both Assets and Borrowings

         The Company' secretary/treasurer is responsible for preparing budgets and profit forecasts in conjunction with the Board. All portfolio risk exposure and treasury positions are prepared daily and profit and loss accounts, including updates of market values, are produced monthly.

Financial Information About Geographic Areas

         The Company's operations are conducted within one business segment, the financing of international trade credit for financial institutions and operating companies. All of the Company's total business operations are conducted outside of the United States.

         The Company's operation are conducted in the United Kingdom. Trading is conducted through financial institutions in other countries.

         The composition of the notes by country of the issuing financial institution is as follows:

Country                         Year end                        from inception
                              June 30, 1998                     February 25 to
                                                                 June 30 1997
--------------------------------------------------------------------------------
Turkey                             5.7%                              80.3%
Russia                             8.6                                 -
Ukraine                            5.0                                 -
Czech Republic                    11.6                                 -
Indonesia                         57.8                                 -
Nigeria                           11.3                                 -
Thailand                            -                                12.5
Japan                               -                                 7.2
Total                            100.0%                             100.0%
--------------------------------------------------------------------------------

ITEM 2.    Financial Information

Selected Financial Data

         The selected consolidated financial data set forth below have been derived from the Company's financial statements. This data should be read in conjunction with the Company's consolidated financial statements and notes thereto, with Management's Discussion and Analysis of Financial Condition, and with the other financial information of the Company included elsewhere herein.

         The selected consolidated statements of operations data for the six month period ended December 31, 1998 and years ended June 30, 1998 and 1997, and the selected consolidated balance sheet data as of December 31, 1998, June 30, 1998 and 1997 are derived from and are qualified by reference to, the audited financial statements of the Company appearing elsewhere in this registration. The results of operations are not necessarily indicative of results to be expected for any future period.


Consolidated Statement of Operations:
(Dollars in Thousands)


                       Six Months
                         Ended                 Year Ended June 30, 1998
                     December 31,   --------------------------------------------
                            1998      1998*      1997*    1996     1995    1994
                          --------  --------   -------- -------- -------- ------
Revenue                   $ 3,770   $ 5,216    $   460   $ -0-   $ -0-    $ -0-
Operating Expenses          1,324     3,258         88     -0-     -0-      -0-
Loss Provisions                       6,950         68
Net Income (Loss)           2,446    (4,922)       304     -0-     (3)      (3)

Consolidated Balance Sheets:
(Dollars in Thousands)

                   Six Months
                     Ended                         Year Ended June 30, 1998
                 December 31,     ---------------------------------------------------------
                        1998        1998*       1997*        1996        1995        1994
                      --------    --------    --------     --------    --------    --------
Current Assets        $ 31,638    $ 34,040    $  9,453     $  -0-      $  -0-      $  -0-
Total Assets                35      35,516       9,456
Current Liabilities     12,123      15,177       9,152
Long Term Debt              34          27        -0-
Common Stock                17       9,250       9,250         19          19          19
Paid in Capital         25,263         750         750         36          36          36
Retained Deficit        (2,309)     (4,688)        304        (55)        (55)        (52)

*        Effect given to the recapitalization as if it had occurred
July 1, 1996.

         Rotunda Oil & Mining, Inc. was a development stage company from its inception at November 19, 1980 until its acquisition of Euro Trade Limited on November 20, 1998.

         Euro Trade Limited was chartered in the United Kingdom on February 25, 1997 and operated as a United Kingdom limited company until it was acquired on November 20, 1998. The Company and its subsidiary were recapitalized into a new corporate structure on November 20, 1998. The transactions were accounted for as a statutory merger. On the date of the acquisition, Rotunda Oil & Mining, Inc. had substantially the same consolidated net worth as Euro Trade Limited prior to the reorganization.

         Subsequent to the acquisition, the Company raised funds through a private placement offering pursuant to an exemption contained in regulation D, Rule 504, promulgated under the Securities Act of 1933, as amended. The Company sold 3,979,750 shares at a price of $.05 per share. The offering was closed on December 2, 1998.

         On December 14 1998, John Vowell, the Managing Director of the Company, exercised warrants for 750,000 shares of the Company's common stock under an employee stock-compensation plan regulated in the United Kingdom.

Management's Discussion and Analysis of Financial condition and Results of Operations

         The following information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 10.

         Rotunda Oil & Mining Company was a development stage company in 1996. Euro Trade Limited began operations on February 25, 1997. Inclusion of financial information prior to February 1997 is not believed to be material and is therefore omitted.

                              Results of Operations

Acquisitions

         The Company continues to pursue strategic alternatives to maximize the value of its portfolio of businesses. Some of these alternatives have included, and will continue to include selective acquisitions, divestitures and sales of certain assets. The Company has provided, and may from time to time in the future, provide information to interested parties regarding portions of its businesses for such purposes.

         The following table sets forth the percentage relationship to total revenues of principal items contained in the Company's Consolidated Statements of Operations for the six month period ended December 30, 1998 and the two most recent fiscal years ended June 30, 1998 and 1997. It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.

                         Six Months Ended
                            December 31,    December 31,
                            ------------    ------------
                            1998    1997    1998    1997
                            ----    ----    ----    ----
Total revenue ..........    100%    100%    100%    100%
Costs of Revenues
  Interest .............     11       8      21      --
  Provisions for Losses.     --      --     133      15
Gross Profit (Loss) ....     89      92     (54)     85
Selling, General and
 Administrative Expenses     24      19      42      19
Net Income (Loss) ......     65      73     (96)     66

For the six month period ended December 31, 1998 compared to the six month period ended December 31, 1997.

         The Company (Euro Trade Limited) began operations on February 25, 1997. For the period ended December 31, 1997 the Company generated $4.0 million in revenue, $2.5 million from interest and fees, and $1.5 from the sale of portfolio assets.

         For the period ending December 31, 1998 the Company generated $3.7 million in revenue, $2.0 million from interest and fees, and $1.7 from the sale of portfolio assets. The volume of operating revenues was reduced because of the reduction of assets resulting from loan losses and asset sales.

         Cost of revenue consisted solely of interest of $303 and $404 thousand dollars in the period ending December 31, 1997 and 1998 respectively. The 33% increase for the 1998 period was due to higher interest costs.

         Selling general and administrative expenses were principally from selling costs and related salaries and costs. Selling general and administrative expenses were $780 and $920 thousand in the period ending December 31, 1997 and 1998 respectively. The 18% increase for the 1998 period was attributed to increased employee costs due to an expansion of staff. Expenses in the succeeding periods will be substantially higher primarily due to increased selling volume and related expenses.

For the year ended June 30, 1998 compared to the year ended June 30, 1997.

         Revenues for 1998 increased to $5.2 million from $1.4 million in 1997 on annualized basis. Sales increased primarily due to implementation of the Company's fundamental operating plan.

         Cost of revenue for 1998 increased to $8.0 million from $68,000 in 1997 on an annualized basis. The increases in cost of revenues reflect the increased operating activity and $7.0 million in loan loss reserves charged to income. Depreciation expense was $20,000 in 1998.

         Selling, administrative and general expenses for 1998 increased to $2.2 million in 1998 from $88,000 in 1997 also due to the increased operating activity in 1998. These expenses are primarily personnel and occupancy costs.

         Interest expense increased to $1.1 million in 1998 from $0 in 1997 reflecting the implementation of management's operation plan and increased operating activity.

         No net tax provision has been made for 1998 or 1997 respectively, based on pre-tax operation losses. The Company pays taxes under both the United Kingdom and United States tax laws.

         Net loss in 1998 totaled $4.9 million or $.20 per share of common stock. Net income in 1997 totaled $304 thousand or income of $.01 per share of common stock.

                         Liquidity and Capital Resources

         Short term trading investments and related short-term borrowings are reported as cash flow from operating activities. Working capital accounts (excluding cash short term investments, short term borrowings and current maturities of long term debt) increased by $20 million including an increase of $13.6 million of forfaiting assets before $7.0 million in allowances for loan losses due to the financial crisis in Russia and Asia. Trade payables decreased $917,000 due to $25 million from the initial capitalization of Euro Trade. Net cash flow from financing activities totaled $6.6 million net of Euro Trade's credit arrangements with financial institutions. $27 thousand of long-term debt was utilized for purchase of office equipment.

Inflation

         In the opinion of management, inflation has not had a material effect on the operations of the Company.

Year 2000

         Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. Thus, on January 1, 2000 any clock or date recording mechanism including date sensitive software that uses only two digits to represent the year, may recognize a date of 00 as 1900 instead of 2000. This could result in a system failure or miscalculations causing disruption of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

         Management believes that the Company's equipment currently in operation including fax machines and personal computers, will function properly with respect to dates in the year 2000. It is the Company's policy that all equipment and software purchased will be year 2000 compliant.

         Failure to correct a year 2000 problem could result in an interruption of certain normal business activities or operations. Management does not expect any issues that would cause such an interruption. The Company believes that interruption from year 2000 problems will be minimal. The Company has not developed any contingent plans regarding failure of any year 2000 operation of the business. No substantial capital and maintenance expenditures will be required to maintain and, or, upgrade operating facilities to remain competitive and to comply with environmental requirements. The Company is not subject to the Clean Air Act or its amendment of 1990.

         The Company is in the process of contacting all of it significant business contacts to determine the extent to which the Companies interface with the contacts make it vulnerable to any third party failure to make their own systems year 2000 compliant. At this time, the Company cannot estimate the effect, if any, that non-compliant systems at these entities will have on the Company's business, operating results and financial condition.

         The total cost associated with required modifications to become year 2000 compliant is not expected to be material to the Company's financial condition or results of operations. No funds are currently being provided to the project.

Risk Factors and Cautionary Statements

         This registration statement contains certain forward-looking statements. The Company wishes to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: trading market risks, currency fluctuations, wold economic conditions and risks generally associated with the trading of financial instruments.

Recent Accounting Pronouncements

         The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosures of Information About an Entity's Capital Structure." SFAS No. 128 provides a different method of calculating earnings per share than is currently used in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. SFAS No. 128 and SFAS No. 129 are effective for financial statements issued for periods ending after December 15, 1997. Their implementation is not expected to have a material effect on the financial statements.

         The FASB has also issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributors to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that displays with the same prominence as other financial statements. SFAS No. 131 supersedes SFAS No. 14 "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         SFAS 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Management believes that the implementation of the new standards will not have a material effect on the Company's financial statements.

         The FASB has also issued SFAS No 132. "Employers' Disclosures about Pensions and other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other Postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

Quantitative And Qualitative Disclosures About Market Risk

         Foreign Currency Exchange Rate Risk

         The Company is subject to the risk of price fluctuations related to anticipated revenues, operating costs and expenditures incurred in currencies other than US dollars. The Company has not generally used derivative instruments to manage this risk.

         Equity Price Risk

         The Company is not currently subject to equity price risk resulting from investments in marketable equity securities of unrelated parties. Any future investments will be accounted for in accordance with Statement of



                                      -21

Financial Accounting Standards No. 115. Accounting for Certain Investments in Debt and Equity Securities "SFAS 115".

         The Company has financed its operations primarily through private sales of equity and short-term bank loans. For the six months ended December 31, 1998 the Company raised $198,987.50 in cash from the sale of its stock through a private placement offering pursuant to an exemption contained in regulation D, Rule 504 promulgated under the Securities Act of 1933, as amended. The Company collected $25 million in cash from the sale of stock in the prior year. For the year ended June 30, 1998 and the period from inception (February 25, 1997) to June 30, 1997 the Company secured Bank debt of $6.5 million and $6.3 million respectively. At December 31, 1998 the Company had outstanding warrants for 1,750,000 shares of its stock that had been paid for in a previous period.

         At December 31, 1998 the Company's principal source of liquidity was $21.8 million in cash of which $4.2 million is held as compensating balances on Bank debt of $10.8 million. At December 31, 1998 the Company had no material long-term debt or long term commitments.

         In the six months ended December 31, 1998 cash provide by operations was $4.8 million due to net income for the period of $2.4 million and an increase of other assets of $2.0 million. The Company had an accumulated deficit at December 31, 1998 of $2.3 million. The Company did not provide for any additional loan losses in the unaudited results for the six months ended December 31, 1998. Management believes that reserves accrued in the prior periods are adequate to provide for loan losses in the existing forfaiting asset portfolio.

         There can be no assurance that either the net income for the period or the current loan loss provisions are indicative of future operations. There are no assurances that continuing financing will be available at terms favorable to the Company. The Company has no current plans to raise capital from the sale of its stock.

Interest Rate Risk

         The Company is subject to the effects of interest rate fluctuations on its financial instruments. A sensitivity analysis of the projected incremental effect of a hypothetical 10% change in 1998 year-end interest rates on the fair value of its financial instruments is provided in the following table.

Dollars in Thousands

                                                        Fair
                                         Carrying       Market   Incremental (1)
                                           Value        Value      Incr./(Decr.)
                                          -------       -------       -------
Financial assets:
  Investment in Forfaiting Assets         $14,644       $14,432       $  (212)
Financial liabilities:
  Fixed-rate and variable rate debt
 ( all due within one year)               $12,832       $12,941       $   109

(1) Reflects a 10 % increase in interest rate of financial assets and a 10% decrease in interest rates of financial liabilities.

         Fair value of cash and cash equivalents, receivables, short-term borrowings, accounts payable, accrued interest and variable- rate long-term debt approximate their carrying values. These items are relatively insensitive to changes in interest rates due to the short-term maturity of the instruments or the variable nature of underlying interest rates. Accordingly, these items have been excluded from the above table.

         At June 30, 1998, the Company's operating portfolio included forfaiting assets totaling $14.6 million after allowance for $7.0 million loan reserves. The fair value of these instruments will increase or decrease as a result of changes in market interest rates. The Company accounts for these financial instruments in accordance with SFAS 107. Accordingly, each year the Company adjusts the balances of its portfolio to fair market value. With any resulting adjustment being charged or credited to income as an unrealized loss or gain and included in cost of revenue. Realized gains and losses resulting from the disposition of such assets are recorded as income in the period during which such disposition takes place. During 1998 the Company realized gains of $780 thousand and unrealized losses of $7.0 million in connection with its forfaiting asset portfolio. The Company provides no assurance that these results are representative on a going forward basis.

         The Company's exposure to increases in interest rates that might result in a corresponding decrease in the fair value of its forfaiting assets portfolio could have an unfavorable effect on the Company's results of operations and cash flows.

ITEM 3.    Properties

         The Company leases office facilities located at 4835 North O'Connor, Suite 134-136, Irving, Texas 75062, which it shares with other businesses. The facility represents the Company's principal offices in the United States.

         The Company's principal operations are located in London where the Company lease the entire third floor of 9 King Street, London EC2V 8EA, United Kingdom. The facility consists of 2,900 square feet of office space and is leased pursuant to a ten year lease that commenced in March 1997. The lease is subject to a rent review after five years. Currently, annual payments on the property including rent, property taxes and service charge amount to $173 thousand per year. The Company has office equipment with a net book value of $74 thousand. Management believes that its present office facilities are adequate for the Company's current business operations.

ITEM 4.    Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information, to the best knowledge of the Company as April 30, 1999, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and all directors and officers as a group, and is adjusted to reflect the one (1) share for one hundred (100) shares reverse stock split effected by the Company on November 20, 1998.

Name and Address                     Amount and Nature of            Percent
of Beneficial Owner                  Beneficial Ownership          of Class(1)
-------------------                  --------------------          -----------
John Vowell *                              750,000                     4.4%
  9 King Street
  London EC2V 8EA
  United Kingdom
Collinwood Investments Ltd.              4,400,000(2)                 26.0%
  East Hill Street
  P.O. Box 3944
  Bahamas
North Cascade Limited                    6,600,000(3)                 39.0%
  Trident Chambers
  P.O. Box 146
  Road Town BVI
All directors and executive
  officers as a group                      750,000                     4.4%
  (3 persons in group)

---------------------------------------------------
*  Director and/or executive officer
 Note: Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting power over the shares indicated above.

(1) As of April 30, 1999, there were 16,945,224 shares of common stock outstanding.
(2) The directors of Collingwood Investments Limited are Colin Pearse and Richard Baker and the secretary and principal shareholder is Richard Baker.

(3) The director of North Cascade Limited is Robert Griffin and the Secretary and principal shareholder is Richard Tanner.

ITEM 5.    Directors and Executive Officers

         As of the date hereof, the executive officers and directors of the Company are as follows:

     Name                       Age                    Position
Charles Sekar ...................41         Chairman of the Board and
                                            director
John Vowell......................35         President, C.E.O. and Managing
                                            Director
Mukesh Pancholi..................41         Secretary/Treasurer and director

----------

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated its directors for service on the Board of Directors or any committee thereof, but directors are reimbursed for expenses incurred for attendance at meetings of the Board of Directors and any committee of the Board of Directors. Executive officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Executive Committee of the Board of Directors, to the extent permitted under Utah law, exercises all of the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors.

         The business experience of each of the persons listed above during the past five years is as follows:

         Chandra Sekar has been the Chairman of the Company's Board of Directors since 1997. During this period and since 1992, Mr. Sekar has also served as executive administrator of Polysindo UK Limited. Mr. Sekar holds a Bachelor of Industrial & System Engineering and a Master of Industrial & System Engineering from Bandung Institute of Technology. Prior to 1992, he was associated with PT. Caltex Pacific Oil Company in Indonesia, a joint venture among oil companies.

         John Vowell is the President and Managing Director of the Company responsible for day-to-day trading and administration activities and for monitoring the Company's overall trading and investment portfolio exposures. He also assists the forfaiting trading desk and in planning marketing strategy to corporations and banks for both forfaiting and structured trade and commodity finance transactions. Prior to joining Euro Trade Limited in 1997, Mr. Vowell was a Senior Manager at Standard Bank London Limited from 1994 to 1997. He was on of three founder members of the banks forfaiting team in London and developed an active primary and secondary trading book. He was responsible for the development and planning of the structured trade and commodity finance department. From 1988 to 1994, Mr. Vowell was Assistant Manager of Trade Finance for Sumitomo Bank Ltd. Mr. Vowell attended the St. Phillip Howard Secondary School in Poplar, London from 1975 to 1980, but he does not hold any college degrees.

         Mukesh Pancholi joined Euro Trade Limited in 1997 and is the Company's Secretary responsible for processing various forms of Trade Finance transactions and other document controls. He is a member of the Credit Committee and participates in all credit meetings with respect to approval of deals. Mr. Pancholi is involved with marketing and developing customer relationships and maintaining and developing existing and new banking relationships. He holds a graduate diploma in Mathematics from DeMontfort University. Prior to joining the Company, he was employed at Longulf Trading (UK) Limited from 1994 to 1997. His responsibilities included processing various forms of trade finance transactions and acting in a support role to the commodity trading desk. From 1988 to 1994 he was an account officer at BCCI International, Swiss Cottage Branch.

ITEM 6.    Executive Compensation

         The Company does not have a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors, nor has the Company entered into employment contracts with any of the aforementioned persons.

Cash Compensation

         The following table sets forth all cash compensation paid by the Company for services rendered to the Company for the fiscal years ended June 30, 1998 and 1997, to the Company's Chief Executive Officer.

                           Summary Compensation Table
                                                       Other      All
                                                       Annual     Other
Name and                                               Compen-    Compen-
Principal Position    Year      Salary        Bonus    sation     sation
------------------    ----      ------        -----    ------     ------
John Vowell           1998     $228,000     $220,000    $-0-     $ 20,000
C.E.O                 1997          -0-          -0-     -0-          -0-

ITEM 7.    Certain Relationships and Related Transactions

         During the past two fiscal years, except as set forth below there have been no transactions between the Company and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of the Company's outstanding shares, nor any member of the above referenced individuals' immediate family.

         On December 14 1998, John Vowell, The Managing Director, of the Company, exercised warrants for 750,000 shares of the Company's common stock under an employee stock compensation Plan Regulated in the United Kingdom.

ITEM 8.    Legal Proceedings

         There are presently no material pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its property is subject and, to the best of its knowledge, no such actions against the Company are contemplated or threatened.

ITEM 9. Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters

         No shares of the Company's common stock have previously been registered with the Securities and Exchange Commission (the "Commission") or any state securities agency or authority. The Company intends to make an application to Nasdaq for the Company's shares to be quoted on The Nasdaq Stock Market. The Company's application to the Nasdaq will consist of current corporate information, financial statements and other documents as required by the Securities Exchange Act of 1934, as amended, including this Registration Statement. Inclusion on The Nasdaq Stock Market permits price quotations for the Company's shares to be published by such service.

         The Company's common stock is currently quoted on the OTC Bulletin Board ("OTCBB") under the symbol "ETFC". For an extended period of time prior to December 1998, there was not an established trading market for its common stock nor was there a record of any significant trading in the public market.

         As of April 30, 1999 there were approximately 410 holders of record of the Company's common stock, which figure does not take into account those shareholders whose certificates are held in the name of broker-dealers or other nominees.

         The Company's common stock has been trading on the OTCBB since approximately December 3, 1998. The following table sets forth the range of high and low bid prices of the common stock for each calendar quarterly period since the fourth quarter of 1998 as reported by the National Quotation Bureau, Inc. ("NQB"). Prices reported by the NQB represent prices between dealers, do not include retail markups, markdowns or commissions and do not represent actual transactions.

                                              High            Low
                                              ----            ---
         1998
                  Fourth Quarter            $ 18.00          $ 1.00
         1999
                  First Quarter             $ 35.00          $ 5.25
                  Second Quarter*           $ 18.00          $ 3.00
--------------
         o        Through April 30, 1999.

Dividend Policy

         The Company has not declared or paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain and invest future earnings to finance its operations.

ITEM 10.   Recent Sales of Unregistered Securities

         Securities sold by the Company within the past three years that were not registered under the Securities Act include sales of new issue common stock. Subsequent to the acquisition Euro Trade Limited, the Company raised funds through a private placement offering pursuant to an exemption contained in Regulation D, Rule 504, promulgated under the Securities Act of 1933, as amended. The Company sold 3,979,750.00 shares at a price of $.05 per share raising a total of $198,987.50 out of an aggregate offering price of $287,500.00. The offering was self-issued by the Company and was closed on December 2, 1998. None of the securities issued were in exchange for property, services, or other securities, and the new securities were the result from the modification of outstanding securities. There were no underwriting discounts or commissions.

         On December 14 1998, John Vowell, the Managing Director of Euro Trade exercised warrants for 750,000 shares of the Company's common stock under an employee stock compensation Plan Regulated in the United Kingdom. The exercise price for the shares was $.001 per share. This issuance was not registered with the Commission because it was believed to be exempt form the registration requirements of the Act under Section 4(2) of the Act.

         The shares of the Company's common stock issued pursuant to the acquisition of Euro Trade Limited also were not registered with the Commission because it was believed to be exempt form the registration requirements of the Act under Section 4(2) of the Act.

         The following table sets forth information concerning the Company's use of proceeds following the sale of shares pursuant to Regulation D.

Aggregate Offering Price of Securities
 Private Placement Offered pursuant to
 Rule 504......................................................         $287,500
Convertible Securities.........................................           $1,750
Total..........................................................         $289,250
Expenses:
Transfer Agent Fees............................................           $1,500
Printing & Engraving...........................................           $1,500
Legal Fees.....................................................           $2,000
Total..........................................................           $5,000

Adjusted Gross Proceeds to Euro Trade..........................         $284,250

Use of Adjusted Gross Proceeds:
Acquisition expense Rotunda Oil & Mining.......................         $142,250
Working Capital................................................          $85,000
Provisions for foreign currency
 transactions..................................................          $57,000
Total..........................................................         $284,250
-----------

Item 11.   Description of Registrant's Securities to be Registered

Common Stock

         The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.001 per share, of which 16,945,224 shares are issued and outstanding as of the date hereof. On November 20, 1998, the Company effected the one (1) share for one hundred (100) shares reverse stock split of its common Stock. All references to the Company's common stock herein are in post-split shares. All shares of Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Item 12.   Indemnification of Directors and Officers.

         As permitted by the provisions of the Utah Revised Business Corporation Act (the "Utah Act"), the Company has the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. The Company must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director of officer of the Company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Pursuant to the Utah Act, the Company's Board of Directors may indemnify its officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

         The Company may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Company with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

         Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of

Section 16-10a-842 of the Utah Act (relating to the distributions made in violation of the Utah Act); and (iv) an intentional violation of criminal law. To date, the Company has not adopted such a provision in its Articles of Incorporation, By-Laws, or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents.

Item 13.   Financial Statements and Supplementary Data

         The Company's consolidated financial statements as of and for the six month period ended December 31, 1998 and the fiscal years ended June 30, 1998 and 1997, have all been examined to the extent indicated in their report by Marc Lumer & Company, independent certified public accountants, and have been prepared in accordance with generally accepted accounting principles and pursuant to Regulation S-X as promulgated by the Securities and Exchange Commission. The aforementioned financial statements are included herein in response to Item 13 of this Form 10.

ITEM 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

         In January 1999, the Company's Board of Directors made the decision to change independent accountants. Previously the Company used as its independent accountants the firm of Jones, Jensen & Company ("JJ&Y"). The Company has engaged as its new auditors Marc Lumer & Company. Euro Trade Limited is audited in the United Kingdom by Andrew Murray and Company, Chartered Accounts. Hollander Lumer LLP has audited Euro Trade Limited since its inception for its financial statements that are presented in conformity with United States generally accepted accounting principles ("GAAP").

         The Company is not aware of any disagreement with its former auditors JJ&C or any adverse opinion, disclaimer of opinion, modification or qualification contained in any financial report prepared by JJ&C for the past two years.

ITEM 15.          Financial Statements and Exhibits

         (a)      The following  financial  statements  have been included under
                  Item 13 hereof:

                  (i) Consolidated Financial Statements for the six month period ended December 31, 1998 and the fiscal years ended June 30, 1998 and 1997.

                  (ii) Consolidated Proforma Financial Statements for the years ended June 30, 1998 and 1997 and for the six months ended December 31, 1998 and 1997

         (b)      EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.                     Exhibit Name
-----------                     ------------

      2.1 Acquisition Agreement and Plan of Reorganization with Euro Trade & Forfaiting Company Limited
      3.1       Articles of Incorporation and Amendments thereto
      3.2       By-Laws of Registrant
      4.        See Exhibit No. 3.1, Articles of Incorporation,
                Article VI
      27.       Financial Data Schedule
----------------

                          EURO TRADE & FORFAITING, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)

TABLE OF CONTENTS



INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS...........................1


CONSOLIDATED FINANCIAL STATEMENTS


         Consolidated Balance Sheets for June 30, 1998 and 1997
         and for December 31, 1998 (Unaudited).................................2

         Statements of Operation for the Years Ended June 30, 1998 and 1997 and for the Six Months Ended December 31, 1997
         and 1998 (Unaudited)..................................................3

         Statement of Stockholder Equity.......................................4

         Statement of Cash flows for the Years Ended June 30, 1998
         and 1997 and for the Six Months Ended December 31, 1998 (Unaudited)...5


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.................................6

MARC LUMER & COMPANY                          Certified Public Accounts
Cerified Public Accountant                                Management Consultants


                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Board of Directors of Euro Trade & Forfaiting, Inc.


Ihave audited the accompanying consolidated balance sheets of Euro Trade & Forfaiting, Inc. ("The Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of The Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Euro Trade & Forfaiting, Inc. and subsidiary as of June 30, 1998 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting.



San Francisco,  California
April 25, 1999



       234 Front Street, Suite 300 San Francisco, CA 94111 (415)362-7807
                                                       Fax:(415)982-3543

                         EURO TRADE & FORFAITING, INC.
                                 BALANCE SHEETS
                                 (In Thousands)

                                                 June 30,    June 30,   December 31,
                                                   1998        1997        1998
                                                 --------    --------    --------
                                                                        (Unaudited)
ASSETS
CURRENT ASSETS
     Cash                                        $ 18,873    $  1,367    $ 21,842
     Interest receivable                              523          86         467
     Forfaiting assets (net of allowance)          14,644       8,000       9,329
                                                 --------    --------    --------
         TOTAL CURRENT ASSETS                      34,040       9,453      31,638

PROPERTY AND EQUIPMENT - NET                           93           3          74

OTHER ASSETS                                        1,383        --         3,392
                                                 --------    --------    --------

                  TOTAL ASSETS                   $ 35,516    $  9,456    $ 35,104
                                                 ========    ========    ========

LIABILITY AND STOCKHOLDERS' EQUITY

LIABILITIES
     Accounts payable and bank overdrafts        $  1,963    $  2,880    $  1,266
     Accrued expenses                                 382          22         100
     Loans payable:
         Bank                                      12,832        --        10,755
         Related party                               --         6,250        --
     Deferred revenue                                --          --             2
                                                 --------    --------    --------
         TOTAL CURRENT LIABILITIES                 15,177       9,152      12,123
                                                 --------    --------    --------

NOTE PAYABLE - NON CURRENT                             27        --            34
                                                 --------    --------    --------

COMMITMENT                                           --          --          --
                                                 --------    --------    --------

                  TOTAL LIABILITIES                15,204       9,152      12,157
                                                 --------    --------    --------

STOCKHOLDERS' EQUITY
     Preferred Stock, par value $1 authorized,
       issued and outstanding 15,000 shares        15,000      15,000           0
     Common Stock, Par value $1, authorized
       10,000 shares; Issued 9,250 shares and
         outstanding 750 shares                     9,250       9,250          17
     Additional paid-in capital                       750         750      25,263
     Retained earnings (deficit)                   (4,688)        304      (2,309)
     Receivable from stockholder                     --       (25,000)        (24)
                                                 --------    --------    --------
         TOTAL STOCKHOLDERS' EQUITY                20,312         304      22,947
                                                 --------    --------    --------

         TOTAL LIABILITY AND STOCK-
           HOLDERS' EQUITY                       $ 35,516    $  9,456    $ 35,104
                                                 ========    ========    ========



                See accompanying notes and Accountant's Report.

                         EURO TRADE & FORFAITING, INC.
                            STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)
                                 (In Thousands)

                                                Year Ended         Six Months Ended
                                                 June 30,             December 31,
                                             1998        1997       1998       1997
                                           --------    --------   --------   --------
                                                                (Unaudited)(Unaudited)
REVENUE                                    $  5,216    $    460   $  3,770   $  4,036

COST OF REVENUES
     Interest                                 1,088           0        404        303
     Provisions for losses                    6,950          68       --         --
                                           --------    --------   --------   --------

         TOTAL COST OF REVENUE                8,038          68        404        303
                                           --------    --------   --------   --------

                  GROSS PROFIT (LOSS)        (2,822)        392      3,366      3,733

     Selling, general and administrative      2,170          88        920        780
                                           --------    --------   --------   --------

NET INCOME (LOSS)                          $ (4,992)   $    304   $  2,446   $  2,953
                                           ========    ========   ========   ========

NET INCOME (LOSS) PER SHARE                $   (.20)   $    .01   $    .14   $    .12
                                           ========    ========   ========   ========

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES AND COMMON
    SHARES EQUIVALENTS
       OUTSTANDING                           25,000      25,000     16,945     25.000
                                           ========    ========   ========   ========



                See accompanying notes and Accountant's Report.

                         EURO TRADE & FORFAITING, INC.
                        STATEMENT OF STOCKHOLDER EQUITY
                                 (In Thousands)

                                      Common Stock          Preferred Stock        Paid-in    Retained   Receivable
                                   Shares      Amount      Shares      Amount      Capital    Earnings  Stockholder     Total
                                  --------    --------    --------    --------    --------    --------    --------    --------
BALANCE, June 30, 1996                   0    $      0           0    $      0    $      0    $      0    $      0    $      0

  Stock Issued                       9,250       9,250      15,000      15,000         750                 (25,000)          0
  Net income                          --          --          --          --          --           304        --           304
                                  --------    --------    --------    --------    --------    --------    --------    --------

BALANCE, June 30, 1997               9,250       9,250      15,000      15,000         750         304     (25,000)        304

  Payment received on
    Stockholder receivable            --          --          --          --          --          --        25,000      25,000
  Net loss                            --          --          --          --          --        (4,992)       --        (4,992)
                                  --------    --------    --------    --------    --------    --------    --------    --------

BALANCE, June 30, 1998               9,250       9,250      15,000      15,000         750      (4,688)                 20,312

  Options Exercised                    750         750        --          --          (750)       --          --          --

Exchange:
  Euro Trade shares acquired       (10,000)    (10,000)    (15,000)    (15,000)     25,000        --          --          --
  New Rotunda shares issued         11,750          12        --          --          --          --          --            12
  Recapitalization                     195        --          --          --            43         (67)       --           (24)
  Exercise of option                 1,000           1        --          --            24        --           (24)          1
  Sale of shares for cash            4,000           4        --          --           196        --          --           200

  Net income                          --          --          --          --          --         2,446        --         2,446
                                  --------    --------    --------    --------    --------    --------    --------    --------

BALANCE,
  December 31, 1998 (unaudited)     16,945    $     17        --      $   --      $ 25,263    $ (2,309)   $    (24)   $ 22,947
                                  ========    ========    ========    ========    ========    ========    ========    ========



                See accompanying notes and Accountant's Report.


                         EURO TRADE & FORFAITING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                         DECEMBER 31, 1998 (UNAUDITED)

                                                  June 30,       June 30,     December 31,
                                                    1998           1997           1998
                                                 ---------      ---------      ---------
                                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Purchase of forfaiting assets               $(216,984)     $ (10,865)     $ (22,368)
     Proceeds from sales and maturity
       of forfaiting assets                        203,391          2,797         27,673
     Net income (loss) from operations              (4,992)           304          2,446
     Depreciation 42                                  --             --               19
     Loan loss reserves                              6,950             68           --
     Adjustments to reconcile net income
       (loss) to net cash provided (used) by
       operating activities:
       (Increase) decrease in:
         Interest receivable                          (437)           (86)            56
         Other assets                               (1,383)          --           (2,009)
       Increase (decrease) in:
         Accounts payable and overdrafts              (917)         2,880           (697)
         Accrued expenses                              360             22           (282)
                                                 ---------      ---------      ---------
         NET CASH (USED IN) PROVIDED
                    BY OPERATING ACTIVIES          (13,970)        (4,880)         4,838
                                                 ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Loans from banks (repayment)                    6,582          6,250         (2,077)
     Equipment financing                                27           --                7
                                                 ---------      ---------      ---------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                      6,609          6,250         (2,070)
                                                 ---------      ---------      ---------

CASH FLOWS FROM INVESTING
     Purchase of equipment                            (133)            (3)          --
     Sale of securities                             25,000           --              201
                                                 ---------      ---------      ---------
         NET CASH PROVIDED BY (USED IN)
          INVESTING ACTIVITIES                      24,867             (3)           201
                                                 ---------      ---------      ---------

INCREASE IN CASH                                    17,506          1,367          2,969

CASH AT BEGINNING OF PERIOD                          1,367           --           18,873
                                                 ---------      ---------      ---------

CASH AT END OF PERIOD                            $  18,873      $   1,367      $  21,842
                                                 =========      =========      =========


                See accompanying notes and Accountant's Report.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE A  ORGANIZATION AND ACCOUNTING BASIS

Rotunda Oil and Mining, Inc., incorporated under the Laws of Utah on November 19, 1980, was a development stage company until November 20, 1998 when it acquired Euro Trade & Forfaiting Co. Limited in exchange for substantially 100% all of its outstanding shares. See Note B.

As a result of the merger, Rotunda Oil and Mining, Inc. changed its name to Euro Trade & Forfaiting, Inc. (The Company) on December 1, 1998.

Euro Trade & Forfaiting Co. Limited is a wholly owned subsidiary, incorporated under the laws of United Kingdom on February 25. 1997.

Significant Accounting Policies Basis Of Consolidation
------------------------------------------------------

The consolidated financial statements include the accounts of the company and its wholly owned subsidiary. The company is engaged in a single line of business as a financier in connection with international trade and the arrangement and syndication of transferable export letters of credit. Any pre-consolidation inter-company balances have been eliminated.

Accounting Method
-----------------

The Company maintains its books on the accrual basis of accounting.

Cash and Cash Equivalents
-------------------------

The Company considers all purchases from financial institutions of highly liquid debt instruments with maturities of three months or less to be cash equivalents.

Compensating Balances
---------------------

Cash in the amount of $4.2 million was on deposit in financial institutions subject to compensating balance agreements for loans. See Note F.

The Company borrows the funds necessary to purchase forfaiting assets. The lenders require that cash be deposited in interest bearing accounts until the corresponding loan matures.

Collateral
----------

The Company reports assets it has pledged as collateral in secured borrowing and other arrangements when the secured party cannot sell or re-pledge the assets or Euro Trade can substitute collateral or otherwise redeem it on short notice.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE A  ORGANIZATION AND ACCOUNTING BASIS (Continued)

Transactions of Foreign Currencies
----------------------------------

The Company and its subsidiary treat the U.S. dollar as their functional currency. Accordingly, gains and losses resulting from the translation of accounts designated in other than the functional currency are reflected in the determination of net income.

At June 30, 1998, monetary assets and liabilities of The Company are denominated in the following currencies:
                                       U.S.    Pounds    Deutsche
                          Total      Dollars  Sterling    Marks
                          -----      -------  --------    -----

Cash and Equivalents       100%        91        --         9
Forfaiting Assets          100%        20        --        80
Current Liabilities        100%        99         1        --


At June 30, 1997, monetary assets and liabilities of The Company are denominated in the following currencies:

                           Total       Dollars      Sterling        Marks
                           -----       -------      --------        -----

Cash and equivalents       18,873       18,221          157          495
Forfaiting Assets          15,904       13,203        1,790          911
Current Liabilities        15,176       12,230        1,959          988


Financial instruments are valued at fair value as determined by management.

                                       U.S.    Pounds    Deutsche
                          Total      Dollars  Sterling    Marks
                          -----      -------  --------    -----

Cash and Equivalents       100%        96         1         3
Forfaiting Assets          100%        83        11         6
Current Liabilities        100%        80        13         7

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)

NOTE A  ORGANIZATION AND ACCOUNTING BASIS (Continued)


Income Taxes
------------

The Company and its subsidiary will not be included in a consolidated federal income tax return filed by the parent. Federal income taxes are calculated as if the companies filed on a separate return basis, and the amount of current tax or benefit calculated is either remitted to or received from The Company. The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, using currently enacted tax laws and rates. Deferred tax expenses of benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

Depreciation
------------

Depreciation is calculated to write down the cost of tangible fixed assets to their residual values over the period of their estimated useful lives using the straight line method as follows:

        Computer Equipment                                      3 years

        Furniture, Fixtures and Fittings                        4 years

Net Income Per Share
--------------------

Net income per share is computed using the weighted average number of common shares and common share equivalents outstanding during the respective periods. Common shares equivalents consist of The Company's preferred stock and shares issuable upon the exercise of stock options. All stock options have been treated as if they were outstanding for all periods.

Related Parties
---------------

The Company paid salaries and director fees of $ 531,747 to a principal employee and director. The Company paid management fees of $25,190 and $0l in fiscal 1998 and 1997, respectively, to Norfil Ltd., a company controlled by the then majority shareholder.

Stock Option Plans
------------------

In 1997 Euro Trade established a stock option plan for the Managing Director. In accordance with British law, the shares are purchased and held in treasury until the options are exercised.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE A  ORGANIZATION AND ACCOUNTING BASIS (Continued)


Forfaiting Transactions
-----------------------

Proprietary transactions are recorded on the trade date. Profits and loss arising from sales entered into for the account and risk of the subsidiary are recorded on the settlement date basis.

Amount receivable and payable for forfaiting transactions that have not yet reached their contractual settlement date are recorded net on the balance sheet.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of financial instruments such as cash and cash equivalents and accrued interest income approximate their fair market value using the specific identification method.

Revue Recognition
-----------------

Interest income on forfaiting assets is recognized based on principal amounts outstanding, at applicable interest rates. Accrual of interest on loans is discontinued (non-accrual status when reasonable doubt exists as to the full, timely collection of interests or principle, or when payment of principle or interest is past due 90 days, unless the loan is currently in the process of collection. When a loan is placed on non-interest income in the current period, income recognition on such loans is on the cash basis, unless the reasonable doubt is reversed. All cash receipts on reasonable doubt loans are applied to the principal balance.

Because forfaiting assets typically mature in less than one year, the company's policy is to recognize fees and costs associated with these assets in the year received or paid.

Allowance for Loan Losses
-------------------------

Management makes regular credit reviews of the forfaiting portfolio on an individual loan basis. Past experience, current economic conditions, and problems associated with specific lenders, are all factors in determining the adequacy of the allowance balance. The allowance is increased by provision charged to operating expense and by recoveries on loans previously charged off, and reduced by charge-offs.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE A  ORGANIZATION AND ACCOUNTING BASIS (Continued)

Interim Financial Information (Unaudited)
-----------------------------------------

The accompanying unaudited financial statements as of December 31, 1998 and for the six months ended December 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation, have been included except loan loss reserves. Results for the interim periods are not necessarily indicative of the results to be expected for a full year.

Accrued Compensated Absences
----------------------------

The Company has not established a policy with respect to compensated absences. Accordingly, no accrual has been made as prescribed by Statement of Financial Accounting Standards No. 43.

Use of Estimates
----------------

The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.


NOTE B   REORGANIZATION

The following are the principal terms with respect to the exchange of shares of capital stock of Euro Trade & Forfaiting, Inc. (The Company), a Utah corporation (formerly Rotunda Oil and Mining, Inc.) for the shares of Euro Trade & Forfaiting Co. Limited (Euro Trade) a United Kingdom corporation.

Pre-Exchange Capitalization
---------------------------

On November 10, 1998, The Company declared a reverse stock split of 1 for 1,000 of the outstanding shares. As a result, 19.5 million outstanding shares were reduced to 195 thousand outstanding shares.

Euro Trade issued 15 million preferred shares and 9.2 million common shares for cash on February 25, 1997. An option for .8 million shares of the common stock was issued on the same date and funded as required by United Kingdom law.

The option was exercised immediately prior to the exchange.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE B  REORGANIZATION (Continued)

Equity Conversion Mechanics
---------------------------

At the closing of the exchange, The Company issued and exchanged 11.8 million shares of restricted Rule 144 common stock for all of the outstanding common and preferred shares of Euro Trade.

After the closing, two options were granted for .5 million shares of the company's common stock at a price of $.025. The options were exercised immediately. Approximately $500 was paid for each option. The remaining $12,000 is due June 30, 1999.

Additionally, The Company issued an aggregate of 4 million new shares of common stock at $.05 per share.

The Company will hold the shares of Euro Trade, which will continue to operate as a subsidiary.

Post Exchange Capitalization
----------------------------

After the exchange and the subsequent offering of 5 million shares of common stock, the capitalization consisted of 16.9 million shares of common stock of which 11.8 million are restricted.

Basis of Consolidation
----------------------

The accompanying financial statements have been prepared to give effect to the exchange completed on November 20, 1998. The two companies in the exchange are:

         Euro Trade & Forfaiting, Inc., a Utah corporation,
         (formerly Rotunda Oil and Mining, Inc.), "The Company"

         Euro Trade & Forfaiting Co. Limited
         a United Kingdom corporation, "Euro Trade"

After the exchange, The Company owned all of the outstanding shares of Euro Trade. The exchange is accounted for as if The Company purchased Euro Trade for stock. All assets are reflected at historical cost. For purposes of the proforma statement of stockholders' equity, multiple transactions are considered to have taken place concurrently.

                         EURO TRADE & FORFAITING, INC.
                          NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE C   PROPERTY AND EQUIPMENT

Property and equipment consists of office furniture and computer equipment as follows:


     Cost                                    $ 136       $    3       $ 136
     Less:  Accumulated depreciation            43            -          62
                                            ------       ------      ------
                                            $   93       $    3      $   74
                                            ======       ======      ======

     Depreciation expense                   $   43       $    0      $   19
                                            ======       ======      ======


NOTE D  INCOME TAX

The Company has cumulative losses at June 30, 1998 and 1997 and December 31, 1998, that could result in a net operating loss carryforwards for federal income and United Kingdom tax purposes. Ownership changes in The Company may result in an annual limitation on the utilization of operating loss carryforwards.


NOTE E  FORFAITING ASSETS

Forfaiting is a method of financing international trade. The Company purchases from an exporter the debt due by an importer when credit is required. The debt is usually evidenced by a series of negotiable financial instruments such as promissory notes or by deferred payment letters of credit opened by a bank. The notes are usually guaranteed by a bank in the importer's country and, subject to the quality of the guarantor, become marketable amongst international banks and other financial institutions. In forfaiting, the notes are purchased without recourse to the exporter.

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by The Company and independent experts using available market information and appropriate valuation methodologies.

The fair value of the non-impaired financial instruments approximate carrying value due to the short-term maturity of the instruments. The fair values of the non-impaired financial instruments are $12,508,906 and $8,000,362 at June 30, 1998 and June 30, 1997, respectively.

The following disclosure of the financial instruments which are impaired is made in accordance with the requirements of SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. The carrying values of the impaired financial instruments are measured at market value.

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE E  FORFAITING ASSETS (Continued)


The market value of the impaired financial instruments is as follows:

                                                                          1998               1997
                                                                      -----------        -----------
     Recorded investments in impaired financial instruments           $ 9,765,425        $         0
     Less allowance for losses                                         (7,018,259)                 0
                                                                      -----------        -----------
     Market value of impaired financial instruments                   $ 2,747,166        $         0
                                                                      ===========        ===========

     Average recorded investment in
       impaired financial investments                                           0                  0
                                                                      ===========        ===========

The activity in the allowance for losses account is as follows:

     Beginning balance                                                $         0        $         0
     Additions charged to operations                                    7,018,259                  0
                                                                      -----------        -----------
     Ending balance                                                   $ 7,018,259        $         0
                                                                      ===========        ===========


The Company does not accrue interest on its impaired financial instruments. Therefore, no interest income was recognized during the impairment period. Any cash receipts on these financial instruments are recorded as income when collected.

The composition of the notes by country of issuers bank was:

                                                            June 30,    June 30,
          Country                                             1998        1997
          -------                                          ---------   ---------
          Turkey                                              5.7%       80.3%
          Russia                                              8.6        --.--
          Ukraine                                             5.0        --.--
          Czech Republic                                     11.6        --.--
          Indonesia                                          57.8        --.--
          Nigeria                                            11.3        --.--
          Thailand                                           --.--       12.5
          Japan                                              --.--        7.2
                                                           ---------   ---------
          Total                                               100%        100%
                                                           =========   =========

                         EURO TRADE & FORFAITING, INC.
                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                          AND FOR THE SIX MONTHS ENDED
                     DECEMBER 31, 1998 AND 1997 (UNAUDITED)


NOTE F   SHORT TERM BORROWING

Short-term borrowing consisted of the following:

                                                  June 30,       December 31,
                                              1998        1997       1998
                                              ----        ----       ----
                                                                  (Unaudited)

     Loans payable to banks                 $12,832     $     0     $10,755

     Loans payable to related parties             0       6,250           0

Interest paid on short term borrowings for the periods ended June 30, 1998 and 1997, and December 31, 1998 was $1.1 million, $0 and $388, respectively.

At June 30, 1997, The Company had a non-interest bearing loan from a company related to the stockholder.

Weighted average interest rates on short term borrowing from banks was 6.6% for the year ended June 30, 1998.

The Company had immaterial long term debt in conjunction with the purchase of office equipment.


NOTE G   FOREIGN EXCHANGE

The Company is subject to foreign exchange risk through future foreign currency cash flow as movement in currency exchange rates impact: 1) the U.S. dollar value of foreign currencies and 2) the U.S. dollar value of cost incurred in foreign currencies.

Foreign exchange gains included in the consolidated financial statements at June 30, 1998 and 1997 and December 31, 1998 were $0, $242,000 and $3,000
(unaudited), respectively.


NOTE H   COMMITMENTS

At June 30, 1998, The Company had a commitment to purchase $11.4 million in forfaiting assets. The Company was also a guarantor to a transaction amounting to $.8 million at June 30, 1998. The fee earned was recorded in the period the guarantee was given.


NOTE I   MINIMUM FUTURE RENTALS

The Company occupies premises provided under month-to-month agreement.

                          EURO TRADE & FORFAITING, INC.
                              CONSOLIDATED PROFORMA
                              FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
                             AND FOR THE SIX MONTHS
                        ENDED DECEMBER 31, 1998 AND 1997

TABLE OF CONTENTS



INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS...........................1


FINANCIAL STATEMENTS


         Consolidated Proforma Balance Sheets at June 30, 1998 and 1997
         and at December 31, 1998..............................................2

         Consolidated Proforma Statements of Operation for the Years Ended June 30, 1998 and 1997 and for the Six Months Ended
         December 31, 1998 and 1997............................................3

         Consolidated Proforma Statement of Stockholder Equity for the Years Ended June 30, 1998 and 1997 and for the Six Months Ended
         December 31, 1998 and 1997............................................4


NOTES TO CONSOLIDATED PROFORMA FINANCIAL STATEMENTS............................5

MARC LUMER & COMPANY                          Certified Public Accounts
Cerified Public Accountant                                Management Consultants


                               ACCOUNTANT'S REPORT

To the Board of Directors
Euro Trade & Forfaiting, Inc.
(formerly Rotunda Oil and Mining, Inc.)

I have compiled the accompanying consolidated proforma balance sheet of Euro Trade & Forfaiting, Inc. (a Utah corporation) (formerly Rotunda Oil and Mining, Inc.) as of June 30, 1998 and 1997 and December 31, 1998, and the related consolidated proforma statements of operations and stockholders' equity for the years ended June 30 1998 and 1997 and the six months ended December 31, 1998 and 1997, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

The consolidated proforma financial statements give effect to the acquisition by Euro Trade & Forfaiting, Inc. (The Company) of all of the outstanding shares of Euro Trade & Forfaiting Co. Limited (Euro Trade) pursuant to an exchange agreement set forth herein and in the notes to the financial statements. This proforma information has been prepared using the historical financial information of both entities. The proforma financial data is provided for comparative purposes only and does not purport to be indicative of the results which would have been obtained if the share exchange transaction had been effected on the date indicated or of those results which may be obtained in the future.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them except that the financial statements of Rotunda Oil and Mining, Inc. were audited by another accountant at June 30, 1998 and 1997 and the financial statements of Euro Trade were audited by me at June 30, 1998 and 1997.

Management has elected to omit the statement of cash flows and notes to financial statements (except as described above) required by generally accepted accounting principles. If the statement of cash flows and footnotes were included in the financial statements, they might influence the user's conclusion about The Company's financial position, results of operations and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



       234 Front Street, Suite 300 San Francisco, CA 94111 (415)362-7807
                                                       Fax:(415)982-3543

April 25, 1999
San Francisco, California

                         EURO TRADE & FORFAITING, INC.
                    (Formerly Rotunda Oil and Mining , Inc.)
                      CONSOLIDATED PROFORMA BALANCE SHEETS
                                 (In Thousands)

                                                         June 30,    June 30,  December 31,
                                                           1998        1997        1998
                                                         --------    --------    --------
ASSETS
CURRENT ASSETS
     Cash                                                $ 18,875    $  1,367    $ 21,842
     Interest receivable                                      523          86         467
     Forfaiting assets  (net of allowance)                 14,644       8,000       9,329
                                                         --------    --------    --------
         TOTAL CURRENT ASSETS                              34,042       9,453      31,638

PROPERTY AND EQUIPMENT - NET                                   93           3          74

OTHER ASSETS                                                1,383        --         3,392
                                                         --------    --------    --------

                  TOTAL ASSETS                           $ 35,518    $  9,456    $ 35,104
                                                         ========    ========    ========


LIABILITY AND STOCKHOLDER'S EQUITY

LIABILITIES
     Accounts payable and bank overdrafts                $  1,973    $  2,880    $  1,266
     Accrued expenses                                         383         107         100
     Loans payable12,832                                    6,250      10,755
     Deferred revenue                                           2        --             2
                                                         --------    --------    --------
         TOTAL CURRENT LIABILITIES                         15,190       9,237      12,123
                                                         --------    --------    --------

NOTE PAYABLE - NON CURRENT                                     26        --            34
                                                         --------    --------    --------

                  TOTAL LIABILITIES                        15,216       9,237      12,157
                                                         --------    --------    --------

STOCKHOLDERS' EQUITY
  Common Stock, par value $.001 per share;  authorized
  50,000 shares, issued and outstanding 11,195 at
  June 30, 1998 and 1997 and 16,195 at December 31,
  1998 (unaudited)                                             12          12          17
     Receivable from stockholder                              (12)        (24)
     Additional paid-in capital                            25,044          55      25,263
     Retained (deficit) income                             (4,754)        164      (2,309)
                                                         --------    --------    --------

     TOTAL STOCKHOLDERS' EQUITY                            20,302         219      22,947
                                                         --------    --------    --------

         TOTAL LIABILITY AND STOCKHOLDERS' EQUITY        $ 35,518    $  9,456    $ 35,104
                                                         ========    ========    ========



                See accompanying notes and Accountant's Report.

                         EURO TRADE & FORFAITING, INC.
                    (Formerly Rotunda Oil and Mining , Inc.)
                 CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED JUNE 30, 1998 AND 1997 AND FOR
                THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997
                                 (In Thousands)

                                                Year Ended          Six Months Ended
                                                 June 30,             December 31,
                                             1998        1997       1998       1997
                                           --------    --------   --------   --------
REVENUE                                    $  5,217    $    460   $  3,770   $  4,036

COST OF REVENUES
     Interest                                 1,003          85        404        303
     Provisions for losses                    6,951          68       --         --
                                           --------    --------   --------   --------

         TOTAL COST OF REVENUE                7,954         153        404        303
                                           --------    --------   --------   --------

                  GROSS PROFIT (LOSS) ..     (2,737)        307      3,366      3,733

     Selling, general and administrative      2,181          88        921        780
                                           --------    --------   --------   --------

OPERATING INCOME (LOSS)                      (4,918)        219      2,445      2,953

PROVISION FOR TAXES
  ON INCOME                                    --          --         --         --
                                           --------    --------   --------   --------

NET INCOME                                 $ (4,918)   $    219   $  2,445   $  2,953
                                           ========    ========   ========   ========

LOSS (PROFIT) PER SHARE                    $   (.44)   $    .02   $    .15   $    .26
                                           ========    ========   ========   ========

WEIGHTED AVERAGE
  NUMBER OF COMMON
    SHARES OUTSTANDING                       11,195      11,195     16,195     11,195
                                           ========    ========   ========   ========



                 See accompanying notes and Accountant's Report

                         EURO TRADE & FORFAITING, INC.
                    (Formerly Rotunda Oil and Mining , Inc.)
             CONSOLIDATED PROFORMA STATEMENT OF STOCKHOLDER EQUITY
                                 (In Thousands)

                                                                 Additional  Retained
                                              Common Stock        Paid-in    Earnings   Receivable
                                           Shares      Amount     Capital    (Deficit)  Stockholder    Total
                                          --------    --------    --------   --------    --------    --------
BALANCE, June 30, 1996                      19,522    $     19    $     36   $    (55)   $   --      $   --
     Reverse split                         (19,327)        (19)         19       --          --          --
     Exchange of shares                     11,750          12        --         --           (12)       --
     Net income                               --          --          --          219        --           219
                                          --------    --------    --------   --------    --------    --------

BALANCE, June 30, 1997                      11,945          12          55        164         (12)        219
     Receipt of cash for sale of shares       --          --        24,989       --            12      25,001
     Net loss                                 --          --          --       (4,918)       --        (4,918)
                                          --------    --------    --------   --------    --------    --------

BALANCE, June 30, 1998                      11,945          12      25,044     (4,754)       --        20,302
     Sales of shares for cash                5,000           5         219       --           (24)        200
     Net income                               --          --          --        2,445        --         2,445
                                          --------    --------    --------   --------    --------    --------

BALANCE, December 31, 1998 (unaudited)      16,945    $     17    $ 25,263   $ (2,309)        (24)   $ 22,947
                                          ========    ========    ========   ========    ========    ========



                See accompanying notes and accountant's report.

                          EURO TRADE & FORFAITING INC.
                    (Formerly Rotunda Oil and Mining , Inc.)
              NOTES TO CONSOLIDATED PROFORMA FINANCIAL STATEMENTS
               FOR THE YEARS ENDED JUNE 30, 1998 AND 1997 AND FOR
                THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997


NOTE A   REORGANIZATION

The following are the principal terms with respect to the exchange of shares of capital stock of Euro Trade & Forfaiting, Inc. (The Company), a Utah corporation (formerly Rotunda Oil and Mining, Inc.) for the shares of Euro Trade & Forfaiting Co. Limited (Euro Trade), a United Kingdom corporation.

Pre-Exchange Capitalization
---------------------------

In November, 1998, The Company declared a reverse stock split of 1 for 1,000 of the outstanding shares. As a result 19.5 million outstanding shares were reduced to 195 thousand outstanding shares.

Euro Trade issued 15 million preferred shares and 9.2 million common shares for cash on February 25, 1997. An option for .8 million shares of the common stock was issued on the same date and funded as required by United Kingdom law.

The option was exercised immediately prior to the exchange.

Equity Conversion Mechanics
---------------------------

At the closing of the exchange, The Company issued and exchanged 11.8 million shares of restricted Rule 144 common stock for all of the outstanding common and preferred shares of Euro Trade.

After the closing two options were granted for .5 million shares of the company's common stock at a price of $.025. The options were exercised immediately. Approximately $500 was paid for each option. The remaining $12,000 is due June 30, 1999.

Additionally, The Company issued an aggregate of 4 million new shares of common stock at $.05 per share.

The Company will hold the shares of Euro Trade, which will continue to operate as a subsidiary.

Post Exchange Capitalization
----------------------------

After the exchange and the subsequent offering of 5 million shares of common stock, the capitalization consisted of 16.9 million shares of common stock of which 11.8 million are restricted.

                          EURO TRADE & FORFAITING INC.
                    (Formerly Rotunda Oil and Mining , Inc.)
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
               FOR THE YEARS ENDED JUNE 30, 1998 AND 1997 AND FOR
                THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1997


NOTE B   BASIS OF CONSOLIDATION

The accompanying financial statements have been prepared to give effect to the exchange completed on November 20, 1998. The two companies in the exchange are:

         Euro Trade & Forfaiting, Inc., a Utah corporation,
         (formerly Rotunda Oil and Mining, Inc.) "The Company"

         Euro Trade & Forfaiting Co. Limited, a United Kingdom corporation, "Euro Trade"

After the exchange, The Company owned all of the outstanding shares of Euro Trade. The exchange is accounted for as if The Company purchased Euro Trade for stock. All assets are reflected at historical cost. For purposes of the proforma statement of stockholders' equity, multiple transactions are considered to have taken place concurrently.

As noted in the Accountant's Report, the financial statements of Rotunda Oil and Mining, Inc. were audited at June 30, 1998 and 1997 by other auditors.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                EURO TRADE AND FORFAITING, INC.
                                                (Registrant)



Date: May 11, 1999                           By: /S/ JOHN VOWELL
                                                --------------------------------
                                                John Vowell, President, Chief
                                                Executive Officer and Director

                                       S-1